Exhibit 10.1

CRYO-CELL INTERNATIONAL, INC.

2021 EMPLOYMENT AGREEMENT

FOR

OLEG MIKULINSKY

This Employment Agreement (the “Agreement”) is effective as of August 1, 2021 (the “Effective Date”) by and between Cryo-Cell International, Inc. (the “Company”) and Oleg Mikulinsky ( the “Executive”).   Executive is currently employed as the Chief Information Officer of the Company, and the Company and the Executive desire to assure the continued services of Executive pursuant to the terms of this Agreement.  This Agreement replaces the Executive’s prior employment contract and all associated amendments.

Therefore, in consideration of the promises and the mutual covenants and conditions set forth below, the Company and Executive agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the period of his employment, Executive agrees to serve as the Chief Information Officer of the Company. Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Company. Failure to re-appoint or re-elect Executive as a senior executive officer of the Company without the consent of Executive during the term of this Agreement shall constitute a breach of this Agreement.

2.	TERMS AND DUTIES

(a)The Company employs the Executive for a period of twenty-four months, commencing on August 1, 2021 and expiring on July 31, 2023 (the “Initial Term”).  The Initial Term shall automatically extend for successive additional one-year periods (“Additional Employment Terms”) unless, at least sixty (60) days prior to the expiration of the Initial Term or any subsequent Additional Employment Term, the Company or the Executive has notified the other in writing that the Agreement shall terminate at the expiration of the then-current term.

(b)During the period of his employment, except for periods of absence occasioned by illness or reasonable vacation periods, Executive shall faithfully perform his duties as the Chief Information Officer including activities and services related to the organization, operation, and management of the Company.  Executive shall devote substantially all of his business time to the Company.

3.	COMPENSATION AND REIMBURSEMENT

(a)  Base Salary.  The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(a).  In consideration of the services to be rendered by Executive, the Company shall pay Executive as compensation an annualized salary of Three Hundred Thousand ($300,000) per year (“Base Salary”).  Such Base Salary shall be payable bi-weekly, or in accordance with the Company’s normal payroll practices.  During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually by the Co-CEOs. The first such review will be made no later than December 1 of each year during each Term of this Agreement and shall be effective from the first day of December each calendar year. Co-CEOs may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Company shall provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Company.

(b)  Bonus. At the end of each fiscal year, the Co-CEOs shall evaluate the Executive’s and the Company’s performance for consideration of a subjective cash bonus of an amount not to exceed 25% of his annual salary.  Such subjective bonus, if any, shall be determined solely in the discretion of the Co-CEOs and shall be paid by the later of February 28th or fifteen days after the company’s audited financial statement for the prior fiscal year are distributed to the Board.  For purposes of clarity, the Co-CEOs, in exercising their reasonable discretion, can determine not to award a bonus to Executive.  In addition to a cash bonus, the executive shall be eligible to receive incentive compensation in a form of qualified stock option performance grants as determined at the discretion of Co-CEOs in consultation with the Board of Directors. The Executive will be entitled to a one-time bonus upon the effective date of this contract equal to a cash payment of $35,000.

(c) Benefits.  The Executive shall be eligible to participate in all employee benefit plans, arrangements, and perquisites provided by the Company to senior executive officers, including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Company and as amended in the normal course of business.  Nothing in this Agreement prohibits the Company from amending, modifying, or terminating any plan, program, or arrangement in which Executive participates, in accordance with the terms of the underlying plan documents.

4.	OUTSIDE ACTIVITIES

In performing his duties pursuant to this Agreement, the Executive shall devote his full business time, energy, skill and best efforts to promote the Company and its business and affairs; provided that the Executive shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by Executive of his duties and obligations to the Company, and so long as such activities do not adversely affect the economic interests and competitive advantage of the Company.

5.	WORKING FACILITIES

Executive’s principal place of employment shall be at his home in Boca Raton, FL.

6.	CASHLESS EXERCISE OF OPTIONS

The Company, through its Committee, shall not impose any unreasonable prohibitions on Executive exercising any options he has been awarded under the Company’s 2006 or 2012 Equity Incentive Plans through a cashless manner.  Notwithstanding any provisions of this Agreement, the 2006 and 2012 Equity Incentive Plan documents shall govern Executive’s exercise of options.

7.	TERMINATION FOR CAUSE OR VOLUNTARY RESIGNATION

If the Executive’s employment is terminated by the Company for Cause, or if the Executive voluntarily resigns employment with the Company, the Executive shall not be entitled to receive compensation or other benefits for any period after such termination, except for any base salary earned through the date of termination. “Cause” shall exist when there has been a determination by the Board that one or more of the following events occurred with respect to the Executive:

(a)the conviction of the Executive, or if the Executive pleads nolo contendre, of a felony or any lesser criminal offense involving moral turpitude;

(b)the commission by the Executive of a criminal or other act that, in the judgment of the Board, will likely cause substantial economic damage to the Company or substantial injury to the business reputation of the Company;

(c)a material breach of this Agreement by the Executive;

(d)if the Executive violates any law or regulation, memorandum of understanding, cease and desist order, or other agreement with any governmental or regulatory agency having jurisdiction over the Company;

(e)a violation of any Company policy prohibiting discrimination or harassment;

(f)the commission by the Executive of an act of fraud, misappropriation, misrepresentation, breach of fiduciary duty, or other willful misconduct, in the performance of his duties on behalf of the Company; or

(g)the continuing failure of the Executive to perform his duties to the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after written notice thereof and a reasonable opportunity to cure such failure are given to the Executive by the Board.

Notwithstanding the foregoing, Cause shall not exist unless a copy of a resolution is delivered to the Executive, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose, finding that in the opinion of the Board, the Executive committed conduct providing Cause as described above.  In such action of the Board, neither the Executive nor any relatives of the Executive shall participate, nor be considered in determining what constitutes a majority.  Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 11 below.

8.	TERMINATION UPON RETIREMENT, DISABILITY, OR DEATH

(a)For purposes of this Agreement, termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment by the Company upon attainment of age 65, or such later date as determined by the Board. Upon termination of Executive’s employment upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company, and other plans to which Executive is a party, but shall not be entitled to the termination benefits specified in Section 9.

(b)Termination of Executive’s employment based on “Disability” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; or (ii) Executive is determined to be totally disabled by the Social Security Administration.  In the event of Executive’s Disability, the Company may terminate this Agreement, provided that starting no later than 30 days after the date of such Disability, the Company shall pay the Executive in equal installments over three years a sum equal to six months of his Base Salary at the rate in effect at the time of Executive’s Disability; such payments shall be made in accordance with the Company’s regular payroll practices.  The compensation to be paid to Executive pursuant to this paragraph shall be reduced by any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Company has provided or may provide on behalf of its employees or pursuant to any workman’s or social security disability program  All shares and restricted shares of the Company and options for the Company’s shares held by Executive which have been granted but are unvested pursuant to this Agreement shall be governed by the provisions of the governing plan documents.

(c)In the event of Executive’s death during the term of the Agreement, within 30 days after the date of his death, the Company shall pay his estate, legal representatives or named beneficiaries (as directed by Executive in writing) a cash lump sum equal to twelve months of the Executive’s Base Salary at the rate in effect at the time Executive’s death.  Executive’s qualified beneficiaries will be offered continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  The Company will pay the applicable COBRA premiums for medical and dental coverage for Executive’s qualified beneficiaries who timely elect COBRA coverage for a period of up to twenty-four (24) months after Executive’s death. Such payments will cease if COBRA coverage terminates early pursuant to applicable law. If the Company cannot provide such continued benefits because applicable rules and regulations (including, but not limited to the Affordable Care Act) prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Company to penalties, then the Company shall pay the Executive’s qualified beneficiaries a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of death or the effective date of the rules or regulations prohibiting such benefits or subjecting the Company to penalties.  All shares and restricted shares of the Company and options for the Company’s shares held by Executive which have been granted but are unvested pursuant to this Agreement shall be governed by the provisions of the governing plan documents.

9.	TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON

(a)If the Executive is involuntarily terminated by the Company for any reason other than Disability, Retirement or Death, or Cause, provided that such termination of employment constitutes a “Separation from Service” (as defined in Section 25 below) the termination shall be Without Cause. If the Executive resigns from the Company after a failure to elect or re-elect, or to appoint or re-appoint, Executive as a senior executive officer of the Company, or after a material breach of this Agreement by the Company the resignation will be with Good Reason.

(b)If any event described in Section 9 above occurs, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect. The Company shall have thirty (30) days to cure the conditions giving rise to the intended resignation, provided that the Company may elect to waive such thirty (30) day period. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Company, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Company and is engaged in good faith discussions to resolve any occurrence of an event described in Section 9 above.

(c)If the Executive’s employment is terminated pursuant to this Section 9, within 90 days of the effective date of termination, as defined in Section 11(b), the Company shall pay Executive or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to twelve months of the Base Salary, such that the payments are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under the “short term deferral rule.” Such funds shall be paid in equal annual amounts over a period of three years.  The first payment shall be made within 90 days of the effective date of termination, and the second and third payments shall be made no later than March 15th of each year subsequent to the date of termination.  Also, all shares and restricted shares of the Company and options for the Company’s shares held by Executive which have been granted but are unvested pursuant to this Agreement shall be governed by the provisions of the governing plan documents.

(d)If the Executive’s employment is terminated pursuant to this Section 9, Executive will be offered continuation coverage in accordance with COBRA.  The Company will pay the applicable COBRA premiums for medical and dental coverage for the maximum coverage period (as defined by COBRA) for Executive and his qualified beneficiaries who timely elect COBRA coverage; provided, however, such payments will cease if COBRA coverage terminates early pursuant to applicable law.  If the maximum coverage period ends and Executive has not obtained alternate employment that provides medical and dental coverage for Executive and his qualified beneficiaries, the Company will pay Executive an amount equal to the COBRA premiums for Executive’s use toward the cost of alternate medical and dental coverage.  Such payments shall be made to Executive no later than the fifteenth (15th) day of each month and will end on the earlier of:  (a) twenty-four (24) months from Executive’s Termination Date, or (b) the date Executive becomes eligible for alternate medical and dental coverage. In addition, the Company will pay the applicable premium for Executive’s life and disability coverage for a period of up to twenty-four (24) months after his Date of Termination, provided Executive elects to port or convert such coverage.  The Company’s premium payments for life and disability coverage will cease when payments for Executive’s medical and dental coverage (whether via COBRA premium payments or direct payments to Executive) end.  If the Company cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations (including, but not limited to the Affordable Care Act) prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Company to penalties, then the Company shall pay Executive in installments over twenty-four (24) months a payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination.  The Company’s payments under this paragraph shall terminate for each type of coverage if Executive obtains other employment which offers such coverage.

10.POST EMPLOYMENT COOPERATION

Executive agrees that if any charge, lawsuit, complaint, or claim of any kind is filed against the Company based on activities or circumstances arising while the Executive was employed by the Company, or based on information of which the Executive has knowledge, the Executive shall cooperate on reasonable notice and at reasonable times in the Company's defense against any such charge, lawsuit, complaint, or claim. This obligation shall include, without limitation, providing information, producing documents, appearing for depositions, providing testimony, and other general cooperation to assist the Company in defending its position with reference to any such matter. This obligation includes scheduling reasonable time to meet with the Company's internal or outside legal counsel as required to prepare the Company's defense or response, including in preparation for any deposition or trial testimony. As a result of providing any such cooperation and assistance to the Company, the Executive shall be paid an hourly rate (based on his Base Salary on his Date of Termination) and reimbursed by the Company for any reasonable and documented out-of-pocket expenses, travel, meals, and lodging expenses that the Executive may incur.

11.	NOTICE

(a)Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)“Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, except in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).  In the event of termination for Cause, termination shall be immediate upon the receipt of a Notice of Termination.

12.	ADDITIONAL PAYMENTS RELATED TO A CHANGE IN CONTROL

(a)Upon the occurrence of a Change of Control and termination of the Executive, in addition to the severance benefits described in Section 9, Executive shall be entitled to receive a tax gross up payment from the Company as set forth herein.

(b)In addition, in each calendar year that Executive is entitled to receive payments or benefits under the provisions of this Agreement and/or a Company sponsored employee benefit plan, the independent accountants of the Company shall determine if an excess parachute payment (as defined in Section 4999 of the Code) exists.  Such determination shall be made after taking into account any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder.  Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the “Initial Excess Parachute Payment.”  As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined.  For purposes of this determination, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income tax (including, but not limited to, the Alternative Minimum Tax under Code Sections 55-59, if applicable) and state and local income tax, if applicable, at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date such payment is payable, net of the maximum reduction in the federal income taxes which could be obtained from any available deduction of such state and local taxes.  Any determination by the independent accountants shall be binding on the Company and Executive.  Such Initial Excess Parachute Payment shall be paid to Executive or on his behalf to the applicable taxing authority, subject to applicable withholding requirements under applicable state or federal law, in an amount equal to:

(c)twenty percent (20%) of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code), and

(d)such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of state and federal income and excise taxes on the payment provided under paragraph  above and on any payments under this paragraph.  In computing such tax allowance, the payment to be made under paragraph  shall be multiplied by the “gross up percentage” (“GUP”).  The GUP shall be determined as follows:

  Tax Rate

GUP = ---------------

  1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate, including any applicable excise tax rate, applicable to Executive in the year in which the payment under paragraph  is made.

(iii)Such Initial Excess Parachute Payment and such tax allowance shall be paid to the applicable taxing authority for the benefit of Executive when due, or if such Initial Excess Parachute Payment and/or tax allowance are paid by Executive, then to the Executive no later than the end of Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the required taxing authority.

(e)Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”) then the Company’s independent accountants shall determine the amount (the “Adjustment Amount”) Executive must pay to the Company or the Company must pay to Executive in order to put Executive (or the Company, as the case may be) in the same position as Executive (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment.  In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive’s benefit.  As soon as practicable after the Adjustment Amount has been so determined, but not later than two and one-half months after the end of the year in which the Adjustment Amount has been so determined, the Company shall pay the

Adjustment Amount to Executive or Executive shall repay the Adjustment Amount to the Company, as the case may be. The purpose of this paragraph is to assure that (i) Executive is not reimbursed more for the golden parachute excise tax than is necessary to make him whole, and (ii) if it is subsequently determined that additional golden parachute excise tax is owed by him, additional reimbursement payments will be made to him to make him whole for the additional excise tax.

(f)In each calendar year that Executive receives payments or benefits under this Agreement and/or a Company sponsored employee benefit plan, Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent accountants of the Company as described above.  The Company shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) that Executive incurs as a result of so reporting such information.  Executive shall promptly notify the Company in writing whenever Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section is being reviewed or is in dispute.  The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Agreement).  Executive shall cooperate fully with the Company in any such proceeding.  Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without prior consent of the Company.

If in the sole discretion of the Committee after consultation with the Executive that a Change of Control is imminent, but in any case, prior to a Change in Control (or immediately after a Change of Control if, notwithstanding this paragraph (e), such formation and funding has not been completed), the Company agrees to form and fund a Rabbi trust (the “Trust”) substantially similar to the trust entered into by the Company prior to the change of control in 2011 with sufficient monies to fulfill all of the severance obligations hereunder and those of all other corporate executives.  Furthermore, additional funds will be deposited in the Trust to pay for legal and other expenses in an amount no less than the funding in 2011.

(g)For purpose of this Section 12, a “Change in Control” shall be deemed to occur upon (1) an event that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, (2) a Change in Ownership, or (3) a Change in the Ownership of Assets.  Such terms are defined as follows:

A.

A “Change in Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a Change in Ownership shall not be deemed to occur hereunder if, (a) at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock, and (b) the Company is the surviving entity in connection with the transaction.

B.

A “Change in the Ownership of Assets” means that any person or group acquires (or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition) assets of the Company with an aggregate gross fair market value of not less than 40% of the aggregate gross fair market value of the assets of the Company immediately prior to such acquisition; provided, however, that a Change in the Ownership of Assets shall not be deemed to occur hereunder if the Company is the surviving entity in connection with the transaction.  For this purpose, gross fair market value shall mean the fair value of the affected assets determined without regard to any liabilities associated with such assets.

The Board (or its designee) shall determine whether a Change in Control has occurred hereunder in a manner consistent with the provisions of Code Section 409A.

13.	NON-COMPETITION; NON-SOLICITATION; NON-DISCLOSURE; POST-TERMINATION COOPERATION

(a)In consideration of the various payments and benefits owed to the Executive pursuant to this Agreement,  during the Term of this Agreement and following the termination of Executive’s employment for any reason, for the period of time specified below following such termination, the Executive shall not, except with the Company’s express prior written consent or in the proper course of his employment with the Company, directly or indirectly, in any capacity, for the benefit of any person (including the Executive) in any geographic states within the United States or countries where the Company is doing business or soliciting business:

(b)For a period of  one year after the Date of Termination, become employed by, own, operate, manage, direct, invest in, or otherwise directly or indirectly engage in or be employed by any person which is a Direct Competitor (as defined below) of the Company, its affiliates, or any of its respective businesses, provided the foregoing goes not apply to an affiliate of such Direct Competitor  which does not itself compete with the Company and, in connection therewith, the Executive may own equity in such non-competing affiliates.  In addition, Executive may own a less than one percent (1%) interest in any publicly listed competitive company, so long as Executive does not assist or consult with such competitor on any business decisions.  As used herein, “Direct Competitor” means any person that operates or manages a cord blood or tissue collection, processing, preservation and/or storage, or any other business engaged in the collection and storage of stem cells or tissue, or treatment using same.

(c)For a period of 18 months after the Date of Termination, solicit, service, divert, take away or contact any customer or client of the Company, or any of its affiliates, to provide or promote services then provided or contemplated by the Company, or any of its affiliates, including cord blood or tissue collection, processing, preservation and/or storage industry and treatment using same.  Nothing contained herein shall prevent Executive during the non-compete period from providing services or products that are not competitive with the Company to such customer or client of the Company. Customer or client, as used in this paragraph, shall include not only someone that pays money to the company, but also any doctor, hospital or the like which makes referrals to customers to use the Company’s services.

(d)For a period of 18 months after the Date of Termination, induce or attempt to induce any employee or contractor of the Company or its subsidiaries to stop working for the Company, or any of its affiliates, or to work for or with any competitor of the Company, or any of its affiliates; provided that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated.

The Executive acknowledges that irreparable injury will result to the Company, its business and property in the event of Executive’s breach of this Section  and agrees that in the event of any such breach by Executive, the Company will be entitled, in addition to any other remedies and damages available, to an injunction without the need to post a bond, to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive.  Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

14.	CONFIDENTIAL INFORMATION

(a)Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and its affiliates, as it may exist from time to time, is a valuable, confidential, proprietary, and unique asset of the business of the Company.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever.  Notwithstanding the foregoing, Executive may disclose any knowledge of principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company, and

(b)Executive may disclose any information regarding the Company which is otherwise publicly available (and for the avoidance of doubt, Company publicly available information shall not include information Executive discloses after his employment terminates). In the event of a breach or threatened breach by Executive of the provisions of this Section, the Company will be entitled to an injunction, without the need to post a bond, restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

(c)Executive shall execute any future policy or agreement concerning the protection of the Company’s confidential and proprietary information required of all senior executives.

15.	NO EFFECT ON EMPLOYEE BENEFITS PLANS OR PROGRAMS

The termination of Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by Executive, shall have no effect on the vested rights of Executive under the Company’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

16.	NO ATTACHMENT

(a)Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and assigns.

17.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a)This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

(b)This Agreement may not be modified or amended except by an instrument in writing signed by the parties.

(c)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

18.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

19.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Florida but only to the extent not superseded by federal law.

21.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, one of whom shall be selected by the Company, one of whom shall be selected by Executive and the third of whom shall be selected by the other two arbitrators.  The panel shall sit in a location within fifty (50) miles from the location of the Company, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect.  Judgment may be entered on the arbitrators award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Similarly, the Company shall not be required to arbitrate any claim to which it is entitled to an injunctive or similar relief.  In any arbitration brought pursuant to this agreement, the parties shall be entitled to take the same amount of discovery and depositions as they would be entitled to in litigation in state or federal courts in Florida.

22.	INDEMNIFICATION

During the term of this Agreement, the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law, under the Company’s charter, and under any such agreements then in affect between the company and its officers and/or directors against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company since August 30, 2011 (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorney’s fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Company).  If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Company, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

23.	ADVANCES OF EXPENSES

Notwithstanding any provision of this Agreement to the contrary, the Company shall advance, to the extent not prohibited by law, the expenses incurred by Executive in connection with any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), and such advancement shall be made within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding.  Advances shall be unsecured and on such terms as allowed by Delaware law, the company’s charter, or such terms as are provided to other officers and directors of the Company. Advances shall include any and all reasonable Expenses incurred successfully pursuing an action to enforce this right of advancement. For the avoidance of doubt, the right to advances shall apply to such indemnification as provided in paragraph 23 of this agreement, and not to any claims by Executive for any other rights under this agreement.

24.	SUCCESSOR TO THE COMPANY

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

25.	CODE SECTION 409A AND OTHER REQUIRED PROVISIONS

(a)Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated with respect to triggering payment of any severance benefit under this Agreement unless and until Executive has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Company and Executive reasonably anticipate that either no further services will be performed by Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than twenty (20) percent of the average level of bona fide services in the 36 months immediately preceding the Date of Termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(b)Notwithstanding the foregoing, if Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service.  Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.

(c)To the extent not specifically provided in this Agreement, any compensation, severance or reimbursements payable to Executive pursuant to this Agreement shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(d)All incentive compensation payable under this Agreement will be subject to deduction, forfeiture, recoupment or similar requirement in accordance with any clawback or similar policy that may be implemented and/or amended by the Company from time to time, including such policies that may be implemented after the date of this Agreement, pursuant to the listing standards of any national securities exchange on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or other agreement or arrangement with the Executive.

(e)Notwithstanding anything in the Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Company (or any affiliate).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company (or any affiliate) related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement, on the day and date first above written.

CRYO-CELL INTERNATIONAL, INC.

Date: July 29, 2021	By: /s/ Harold Berger
Harold Berger
Compensation Committee Chair

EXECUTIVE:

Date: July 29, 2021	By: /s/ Oleg Mikulinsky
Oleg Mikulinsky